News Release: FOR IMMEDIATE RELEASE

For Additional Information, contact:

Senior Vice President & CFO: Amy Forster Westell Technologies Inc. 630.375.4721 aforster@westell.com	Trade/Business Press: Ken Trantowski KGT Communications Group 630.469.8765 kennethg_trantowski@msn.com

Westell Technologies Reports 1st Quarter Fiscal 2008 Results

Manufacturing Outsourcing Plan Well Underway

AURORA, IL, JULY 25, 2007 - -Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of broadband access products, gateways and conferencing services, today announced the results for its first fiscal quarter ending June 30, 2007.

Total revenues for the quarter decreased 9.9 % to $ 58.9 million from $65.4 million in the first quarter of the last fiscal year. Comparing revenues by product line for this year’s first quarter compared to last year’s first quarter, Customer Networking Equipment (CNE) revenue decreased 21.3% to $31.1 million from $39.5 million due to lower unit sales and declining selling prices; Conferencing Services revenue increased 14.6% to $13.5 million from $11.8 million due to increased minutes in audio, web and international conferencing; Network Service Access (NSA) equipment revenue increased 1.5% to $14.3 million from $14.1 million due to additional revenue realized in the quarter related to the Noran Tel acquisition completed in January 2007.

Westell reported a net loss for the first quarter of $916,000, or a loss of $0.01 per diluted share, which includes pre-tax charges of $3.9 million for restructuring expenses, $545,000 for consulting costs and $475,000 for accelerated depreciation on manufacturing equipment related to the Company’s manufacturing outsourcing plan. The Company also recorded a $2.7 million gain, net of associated expenses, relating to a contract settlement with a vendor that offsets expenses recorded in past quarters. During the same period last year, the Company recorded net income of $2.7 million, or $0.04 per diluted share and did not incur any restructuring expenses.

Manufacturing Outsourcing

In May, 2007, Westell announced its intent to move the manufacturing of CNE and NSA products from Aurora, Illinois to offshore suppliers. During the first quarter, the Company began implementing its new operating strategy that is expected to reduce costs while maintaining Westell’s reputation for quality products and services. “I am pleased with our progress to date in implementing the outsourcing plan. Our manufacturing outsource partners are delivering product on time and at the quality levels our customers demand of us”, said Thomas E. Mader, Westell’s President and CEO.

“As shipments are now arriving from our outsourcing partners, we have begun winding down manufacturing operations in Aurora. We remain on schedule and on plan, a testimony to the team of professionals leading us through this significant change to our operations organization”, Mader said.

Westell expects Fiscal 2008 expenses associated with the implementation of the outsourcing to be approximately $6.0 million after tax, or $0.08 per diluted share. The Company recorded $3.2 million after tax in the quarter ended June 30, 2007 for severance and related costs, consulting costs and accelerated depreciation on manufacturing assets. In Fiscal 2009 the product cost savings are expected to exceed the Fiscal 2008 one-time costs.

Outlook

“We have begun shipping our TriLinkTM product to Cincinnati Bell in preparation for the launch of their ‘CB Home Run’ marketing program this year”, Mader said. “As we look ahead, we are focused on winning new opportunities with our core products. We also see significant opportunities in Video/IPTV, in fixed mobile convergence, and with our multi-functional broadband appliances”, Mader added.

Westell provided guidance for the second quarter of fiscal 2008 ending September 30, 2007. The Company expects revenue to be in a range of $58 to $60 million. Westell expects EPS to be in a range of $0.02 loss to $0.04 loss per diluted share (including outsourcing restructuring charges, consulting and accelerated depreciation of manufacturing equipment of approximately $1.1 million net of tax).

Conference Call Information

Conference Plus, Inc. (ConferencePlus), a Westell subsidiary, will manage Westell’s first quarter fiscal 2008 earnings conference call on Thursday, July 26, 9:30 AM ET using its new EventManager™ Service.

Participants can register for the Westell conference by going to the URL:

http://www.conferenceplus.com/westell

With EventManager, participants can quickly register online in advance of the conference through a customizable web page that can be used to gather multiple pieces of information from each participant, as specified by the event arranger. After registering, participants receive dial-in numbers, a passcode, and a personal identification number (PIN) that is used to uniquely identify their presence and automatically join them into the audio conference. If a participant experiences any technical difficulties after joining the conference on July 26, simply press *0 for support.

If you do not wish to register, you can participate in the audio portion of the call on July 26 by dialing ConferencePlus at 1-888-771-4350 no later than 9:15 AM, Eastern Time and using confirmation number 18531442. International participants may dial 1-847-585-4343.

The Company’s earnings press release and any related earnings information to be discussed on the earnings conference will be posted on the Investor Relations section of the Company’s website at http://www.westell.com. An archive of the entire conference will be available on Westell’s website or via Digital Audio Replay one hour following the conclusion of the conference. The replay of the conference can be accessed by dialing 1-888-843-8996 or 1-630-652-3044 and entering 7917583#.

About Westell

Westell Technologies, Inc., headquartered in Aurora, Illinois, is a holding company for Westell, Inc. and ConferencePlus, Inc. Westell, Inc. manufactures broadband telecommunications access products. ConferencePlus, Inc. is a collaborative Application Service Provider that manages and hosts voice, video, IP applications and back-office services. Additional information can be obtained by visiting Westell’s Web site at www.westell.com.

About ConferencePlus

ConferencePlus, a Westell Technologies, Inc. (NASDAQ: WSTL - News) subsidiary, is a leading global provider of audio, web, video and IP conferencing services. ConferencePlus is dedicated to providing high quality, innovative conferencing solutions to its domestic and international clients and telecommunications resellers. ConferencePlus is recognized for outstanding customer service and support to help clients meet their business objectives. The company is headquartered in Schaumburg, Illinois with an international headquarters in Dublin, Ireland. Additional information can be obtained by visiting the ConferencePlus web site at www.conferenceplus.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act 1995:

Certain statements contained herein including, without limitation, statements containing the words “believe,” “ on track, “ “anticipate,” “committed” “expect,” “estimate”, “await,” “continue,” “intend,” “may,” “will,” “should,” and similar expressions are forward looking statements that involve risks and uncertainties. These risks include, but are not limited to, product demand and market acceptance risks, need for financing, the economic downturn in the U.S. economy and telecom market, the impact of competitive products or technologies, competitive pricing pressures, product development, excess and obsolete inventory due to new product development, commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies), the effect of Westell’s accounting policies, the need for additional capital, the effect of economic conditions and trade, legal social and economic risks (such as import, licensing and trade restrictions) and other risks more fully described in Westell’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 under the section “Risk Factors”. Westell undertakes no obligation to release publicly the result of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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